UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

Hasbro, Inc.
(Exact name of registrant as specified in its charter)
Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island	02862
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On February 8, 2016, Hasbro, Inc. ("Hasbro" or "we") announced our financial results for the fiscal quarter and fiscal year ended December 27, 2015, and certain other financial information. The press release, attached as Exhibit 99.1, includes a financial measure, Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), that is considered a non-GAAP financial measure as defined under Securities and Exchange Commission ("SEC") rules. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Management believes that EBITDA is one of the appropriate measures for evaluating our operating performance, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our financial statements and filings with the SEC. The EBITDA measures included in the press release have been reconciled to the most directly comparable GAAP measures as is required under SEC rules regarding the use of non-GAAP financial measures.
The press release also includes the Company's 2015 costs and expenses, operating profit, earnings before income taxes, net earnings, and diluted earnings per share excluding the impact of the sale of the Company's manufacturing operations in East Longmeadow, MA and Waterford, Ireland as well as the Company's 2014 cost and expenses, operating profit, earnings before income taxes, net earnings, and diluted earnings per share excluding the impact of the 2014 restructuring charges related to the Company's investment in its joint television network and other restructuring charges as well as the impact of 2014 benefits related to the sale of intellectual property license rights and certain favorable tax adjustments.  Management believes that presenting this data excluding these impacts assists investors in understanding the performance of the Company's underlying business and the results of operations.
In addition, this press release includes the Company's Consolidated, International segment and product category net revenues, as well as International segment operating profit excluding the impact of changes in exchange rates.  Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.
As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.
The information furnished in Item 2.02, including the Exhibit attached hereto,  shall not be deemed "filed" for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hasbro, Inc. (the "Company") issued a press release announcing that Sir Crispin Davis, former chief executive officer of Reed Elsevier, Plc. (now RELX Group), a leading publisher and provider of information solutions, has been appointed to the Company's Board of Directors (the "Board") effective as of February 4, 2016.  A copy of the press release is attached as Exhibit 99.2 to this Current Report and is incorporated herein by reference.  Sir Davis joined the Compensation and the Nominating, Governance and Social Responsibility Committees of the Board upon his appointment.

In connection with his service on the Board, Sir Davis will participate in the Company's compensation program for non-employee directors, as it is amended from time to time, which currently includes an annual cash retainer of $95,000. Sir Davis will also receive an annual retainer of $15,000 in connection with his service on the Compensation Committee, and $7,500 for his service on the Nominating, Governance and Social Responsibility Committee. Effective as of his appointment to the Board, Sir Davis will be granted a pro-rated portion of the Company's annual stock grant of $145,000 of Hasbro stock made to directors in May of 2015.   In addition, Sir Davis will become party with the Company to the Company's form of Director Indemnification Agreement, which has been filed as Exhibit 10(jj) to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Item 8.01                          Other Events
On February 4, 2016, Hasbro announced that its Board of Directors had increased the quarterly cash dividend payable May 16, 2016, to record holders of Hasbro's common stock on May 2, 2016, from $.46 to $.51 per share.

Item 9.01                          Financial Statements and Exhibits.

(d)  Exhibits

99.1	Hasbro, Inc. Press Release, dated February 8, 2016.

99.2	Hasbro, Inc. Press Release, dated February 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: February 8, 2016

EXHIBIT INDEX
Exhibit No.	Description
99.1	Hasbro, Inc. Press Release, dated February 8, 2016
99.2	Hasbro, Inc. Press Release, dated February 4, 2016